================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               PINKERTON'S, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                          [LOGO OF PINKERTON'S, INC.]

                                                        WORLD SUPPORT CENTER
                                                        15910 Ventura Boulevard
                                                        Suite 900
                                                        Encino, CA 91436-2810

                                                                  March 24, 1997

To Our Stockholders:

  You are cordially invited to attend the Annual Meeting of Stockholders of Pinkerton's, Inc. on Thursday, April 24, 1997, at 2:00 p.m. local time. The meeting will be held at the Westwood Marquis Hotel and Gardens, 930 Hilgard Avenue, Los Angeles, California.

  At the meeting, stockholders will be asked to vote for the election of three directors for a term of three years, to approve an annual incentive plan for the President and Chief Executive Officer and to ratify the appointment of the Company's independent auditors.

  We hope you will be able to attend the Annual Meeting personally. Your vote is important. To ensure that your shares are represented, even if you plan to attend the meeting in person, we ask that you complete, date, sign and return the enclosed proxy card in the accompanying envelope today.

  Stockholders of record at the close of business on March 5, 1997 will be entitled to vote at the meeting. A copy of the Company's Annual Report for the fiscal year ended December 27, 1996 is being delivered herewith to each stockholder of the Company.

  We sincerely appreciate your interest in Pinkerton and look forward to seeing you on Thursday, April 24, 1997.

                                         Sincerely,


  /s/ Thomas W. Wathen                                   /s/ Denis R. Brown

      Thomas W. Wathen                                       Denis R. Brown
    Chairman of the Board                                 President and Chief
                                                           Executive Officer

                               PINKERTON'S, INC.
                            15910 VENTURA BOULEVARD
                                   SUITE 900
                         ENCINO, CALIFORNIA 91436-2810

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 24, 1997

                               ----------------
To the Stockholders of
 PINKERTON'S, INC.

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Pinkerton's, Inc. (the "Company") will be held at the Westwood Marquis Hotel and Gardens, 930 Hilgard Avenue, Los Angeles, California on Thursday, April 24, 1997, at 2:00 p.m. local time, to consider and vote on the following proposals, as more fully described in the attached Proxy Statement:

    1. To elect three directors of the Company for a term of three years;

    2. To approve a performance-based annual incentive compensation plan for the President and Chief Executive Officer of the Company;

    3. To ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 26, 1997; and

    4. To consider and transact such other business as may properly come before the Annual Meeting.

  Stockholders of the Company of record at the close of business on March 5, 1997 are entitled to receive notice of and to vote at the Annual Meeting or at any adjournment thereof.

  The Company's 1996 Annual Report to Stockholders and the Company's Proxy Statement relating to actions to be taken at the Annual Meeting are enclosed with this notice. The Annual Report is not incorporated in, and is not considered a part of, the proxy solicitation material.

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT TODAY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING AND WISH TO DO SO, YOU MAY VOTE YOUR SHARES IN PERSON IF YOU FOLLOW THE PROCEDURE IN THE PROXY STATEMENT, EVEN IF YOU HAVE SIGNED AND RETURNED YOUR PROXY CARD.

                                          By Order of the Board of Directors

                                          /s/ C. Michael Carter

                                          C. Michael Carter
                                          Corporate Secretary
Encino, California
March 24, 1997

                               PINKERTON'S, INC.
                            15910 VENTURA BOULEVARD
                                   SUITE 900
                         ENCINO, CALIFORNIA 91436-2810

                               ----------------

                                PROXY STATEMENT

                               ----------------

                                 SOLICITATION


  This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by the Board of Directors of Pinkerton's, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, April 24, 1997, at 2:00 p.m. local time, at the Westwood Marquis Hotel and Gardens, 930 Hilgard Avenue, Los Angeles, California, or at any adjournment of such meeting. The Proxy Statement and the enclosed form of proxy are first being sent to stockholders on or about March 24, 1997. The cost of solicitation of proxies for the Annual Meeting, including reasonable expenses of brokers and others for forwarding proxy materials to beneficial owners of shares, will be paid by the Company. Solicitation will be made primarily by mail, and may also be made by any form of telecommunication by officers or by other employees of the Company.

  The shares represented by the enclosed proxy will be voted at the Annual Meeting in accordance with the instructions contained therein if properly executed and delivered. If no choice is specified, shares represented by properly executed and delivered proxies will be voted in accordance with the recommendations of the Board of Directors set forth herein and, with respect to any other item of business that may come before the Annual Meeting, in accordance with the best judgment of the proxy holders. Any stockholder executing a proxy has the power to revoke it at any time before it is voted by filing either a written notice of revocation or a duly executed proxy bearing a later date with the Corporate Secretary of the Company at 15910 Ventura Boulevard, Suite 900, Encino, California 91436-2810. Proxies may also be revoked by any stockholder present at the Annual Meeting who elects to vote his or her shares in person after giving the Secretary of the Annual Meeting notice in writing that the proxy is revoked.

VOTING INFORMATION

  Only stockholders of record at the close of business on March 5, 1997 are entitled to receive notice of and to vote at the Annual Meeting. On the record date, 8,363,355 shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"), were outstanding and eligible to vote. The holders of Common Stock on the record date are entitled to one vote for each share of Common Stock held upon all matters to be considered at the Annual Meeting, or at any adjournment thereof.

  A majority of the outstanding shares of Common Stock must be represented in person or by proxy at the Annual Meeting to constitute a quorum for the transaction of business. The stockholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. In the absence of a quorum at any meeting or any adjournment thereof, a majority in voting interest of the stockholders present in person or by proxy and entitled to vote thereat or, in the absence therefrom of all the stockholders, any officer entitled to preside at or to act as secretary of such meeting may adjourn such meeting from time to time. At any such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

  The holders of Common Stock do not have the right to cumulative voting. An affirmative vote of a majority of the shares present in person or by proxy and entitled to vote thereat and thereon is required for approval of each proposal submitted to stockholders for consideration, other than the election of directors. With regard to the election of directors, votes may be cast in favor or withheld. The three nominees for director receiving the highest number of votes cast by stockholders entitled to vote for the election of directors will be elected. Proxies will be received and tabulated by the registrar and transfer agent for the Common Stock. Votes cast in person at the meeting will be tabulated by an election inspector appointed by the Company. Abstentions and "broker non-votes" are each included in the determination of the number of shares present and voting, with each tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to the stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table and notes thereto set forth certain information regarding the beneficial ownership of Common Stock, as of March 5, 1997 unless otherwise indicated, by all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

            NAME AND ADDRESS          AMOUNT AND NATURE OF    PERCENT OF COMMON
           OF BENEFICIAL OWNER      SHARES BENEFICIALLY OWNED STOCK OUTSTANDING
           -------------------      ------------------------- -----------------
      Thomas W. Wathen(1)..........         2,773,536               33.1
       15910 Ventura Blvd.
       Suite 900
       Encino, CA 91436
      Southeastern Asset
       Management, Inc.(2).........           858,400               10.3
       6075 Poplar Avenue
       Suite 900
       Memphis, TN 38119
      Tweedy, Browne Company
       L.P./TBK Partners, L.P./
       Vanderbilt Partners,
       L.P.(3).....................           602,560                7.2
       52 Vanderbilt Avenue
       New York, NY 10017

--------
(1) Mr. Wathen is Chairman of the Board of Directors of the Company. The Thomas W. Wathen Trust (the "Trust") and the Thomas W. Wathen Charitable Remainder Unitrust (the "Unitrust") hold of record 2,707,554 shares and 44,482 shares of Mr. Wathen's Common Stock, respectively. The Trust, which is revocable, and the Unitrust, which is irrevocable, were established for the sole benefit of Mr. Wathen during his lifetime. Mr. Wathen has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Also included are 21,500 shares of Common Stock issuable under options exercisable currently or within sixty days.
(2) As of December 31, 1996, based on public filings. According to public filings, Southeastern Asset Management, Inc., an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, has sole voting and dispositive power over 436,400 of such shares, sole dispositive and no voting power over 52,000 of such shares, and shared voting and dispositive power over 370,000 of such shares.

(3) As of July 25, 1996, based on public filings. According to public filings, Tweedy, Browne Company L.P., TBK Partners, L.P. and Vanderbilt Partners L.P. disclaim membership in a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. According to public filings, Tweedy, Browne Company L.P., a broker-dealer and investment advisor registered with the Securities and Exchange Commission, has sole voting and dispositive power over 505,295 of such shares and no voting power and sole dispositive power over 69,665 of such shares, TBK Partners, L.P. has sole voting and dispositive power over 15,500 of such shares, and Vanderbilt Partners, L.P. has sole voting and dispositive power over 12,100 of such shares.

SECURITY OWNERSHIP OF MANAGEMENT

  The following table and notes thereto set forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 5, 1997 by each of the current directors and nominees of the Company, the current executive officers named in the Summary Compensation Table, and by all directors and current executive officers of the Company as a group. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all securities shown as beneficially owned by them, subject to community property laws where applicable. An asterisk denotes beneficial ownership of less than one percent.

                                                     AMOUNT AND      PERCENT OF
      NAME OR NUMBER OF                           NATURE OF SHARES  COMMON STOCK
      PERSONS IN GROUP                           BENEFICIALLY OWNED OUTSTANDING
      -----------------                          ------------------ ------------
      Thomas W. Wathen.........................      2,773,536(1)       33.1
      Denis R. Brown...........................        223,750(2)        2.6
      C. Michael Carter........................         25,500(3)         *
      James P. McCloskey.......................         26,500(4)         *
      Don W. Walker............................         43,494(5)         *
      Michael A. Stugrin.......................            750(6)         *
      Peter H. Dailey..........................         15,500(7)         *
      John A. Gavin............................         11,000(6)         *
      James R. Mellor..........................            --            --
      Gerald D. Murphy.........................         16,703(8)         *
      J. Kevin Murphy..........................         13,600(9)         *
      Robert H. Smith..........................         14,000(10)        *
      William H. Webster.......................         11,000(6)         *
      All directors and executive officers as a
       group (16 persons)......................      3,183,083(11)      36.3

--------
 (1) See footnote (1) under "Security Ownership of Certain Beneficial Owners."
 (2) Includes 216,250 shares subject to options exercisable currently or within sixty days.
 (3) Includes 24,500 shares subject to options exercisable currently or within sixty days. Mr. Carter has shared voting and investment power with respect to 1,000 of such shares.
 (4) Includes 24,500 shares subject to options exercisable currently or within sixty days.
 (5) Includes 30,500 shares subject to options exercisable currently or within sixty days.
 (6) Consists of shares subject to options exercisable currently or within sixty days.
 (7) Includes 14,500 shares subject to options exercisable currently or within sixty days.
 (8) Includes 16,000 shares subject to options exercisable currently or within sixty days.
 (9) Includes 13,500 shares subject to options exercisable currently or within sixty days.
(10) Includes 11,000 shares subject to options exercisable currently or within sixty days. Mr. Smith has shared voting and investment power with respect to 3,000 of such shares.
(11) Includes 402,750 shares subject to options exercisable currently or within sixty days. See footnote (1) under "Security Ownership of Certain Beneficial Owners."

1998 STOCKHOLDER PROPOSALS

  Any proposal that a stockholder intends to present at the Company's 1998 annual meeting of stockholders must be received by the Company at its principal executive office not later than November 24, 1997 to be considered for inclusion in the Company's proxy materials for that meeting. To ensure prompt receipt of the stockholder proposals by the Company, the proposals should be sent by certified mail, return receipt requested, to Pinkerton's, Inc., 15910 Ventura Boulevard, Suite 900, Encino, California 91436-2810,
Attention: Corporate Secretary. Submission by a stockholder of a proposal does not guarantee its inclusion in the proxy material. Proposals must comply with the Company's By-Laws and federal proxy rules and any applicable state rules relating to stockholder proposals to be included in the Company's 1998 proxy solicitation material.

                       PROPOSAL 1--ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

  The Certificate of Incorporation of the Company divides the Board of Directors into three classes as nearly equal in number as possible, and the members of each class are elected for a term of three years. One class of directors is elected annually. The Board of Directors currently has nine members, three of whom are Class III Directors with terms expiring at this year's Annual Meeting, namely, John A. Gavin, Robert H. Smith and Thomas W. Wathen. The Company's By-Laws provide that the Board shall have nine members. Accordingly, at this year's Annual Meeting, three directors are to be elected as Class III Directors to serve for three-year terms expiring at the Company's Annual Meeting of Stockholders in 2000 and until their successors are elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

  Each of the three nominees, John A. Gavin, Robert H. Smith and Thomas W. Wathen, is an incumbent director and has consented to continue to serve as a director if elected. If at the time of the Annual Meeting any of such nominees should be unable or should decline to serve, the discretionary authority provided in the proxies received will be exercised to vote for a substitute nominee or nominees as designated by the Board of Directors, unless otherwise instructed. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve.

  The three nominees to the Board of Directors receiving the highest number of votes cast by stockholders entitled to vote at the Annual Meeting will be elected.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF JOHN A. GAVIN, ROBERT H. SMITH AND THOMAS W. WATHEN AS CLASS III DIRECTORS, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED "FOR" THIS PROPOSAL UNLESS A VOTE AGAINST THE PROPOSAL OR AN ABSTENTION IS SPECIFICALLY INDICATED.

BIOGRAPHICAL INFORMATION OF NOMINEES

  John A. Gavin (65) has been a director of the Company since April 1993. Mr. Gavin is the founder and is currently Chairman of Gamma Services, Inc., an international venture capital and consulting firm. Mr. Gavin is also serving as a Managing Director of Hicks, Muse, Tate & Furst (Latin America) and as a director of Atlantic Richfield Corporation, Dresser Industries, Wirekraft Holdings Corp., Krause's Furniture Co. and the Hotchkis & Wiley Funds. From 1987 to 1990, Mr. Gavin served as President of Univisa Satellite Communications, a Spanish-speaking broadcast communications network, and from 1986 to 1987 he was a Vice President of Atlantic

Richfield Corporation. In 1981, Mr. Gavin was appointed Ambassador to Mexico by President Reagan and served in this capacity until 1986. Mr. Gavin was also U.S. Advisor to the Secretary General of the Organization of American States from 1961 through 1974. He remains a consultant to the U.S. State Department. Mr. Gavin is Chairman of the Compensation Committee and a member of the Nominating and Strategic Planning and Marketing Committees of the Company's Board of Directors.

  Robert H. Smith (61) has been a director of the Company since April 1993. Mr. Smith is currently a Managing Director of Smith & Crowley, Inc., an investment banking firm specializing in banks. He serves as a director of Edison International, J. G. Boswell Co., Oasis Residential, Inc., Altris Software, Inc. and Marine National Bank. From 1961 to 1992, Mr. Smith served in numerous managerial positions with Security Pacific National Bank and Security Pacific Corporation. From 1991 until April 1992, he served as Chairman of the Board and Chief Executive Officer of Security Pacific Corporation and Chairman of the Board of Security Pacific National Bank. Mr. Smith also served during 1992 as a member of the Board and President and Chief Operating Officer of BankAmerica Corporation and Bank of America NT & SA. Mr. Smith is Chairman of the Auditing Committee and a member of the Compensation Committee of the Company's Board of Directors.

  Thomas W. Wathen (67) joined California Plant Protection, Inc. ("CPP") in 1963 and served on a full-time basis as President, Chief Executive Officer and Chairman of the Board of CPP from 1964 to January 1988. Since the acquisition of "old" Pinkerton's, Inc. by CPP (through merger) in January 1988, Mr. Wathen has served as President (until October 1990 and from July 1992 until April
1994), Chief Executive Officer (until April 1994) and Chairman of the Board of the Company. For the five years prior to joining CPP, Mr. Wathen served as a security representative for North American Aviation and as a security director for RCA and Mattel Toys. From 1951 to 1958, Mr. Wathen served as an industrial security officer for the United States Air Force and special agent for the Department of Defense. Mr. Wathen is Chairman of the Nominating Committee and a member of the Strategic Planning and Marketing Committee of the Company's Board of Directors.

BIOGRAPHICAL INFORMATION OF CONTINUING DIRECTORS

  Denis R. Brown (57) was elected the President and Chief Executive Officer and a director (currently, Class II) of the Company in April 1994. Prior to joining the Company, Mr. Brown served at Concurrent Computer Corporation as Chairman of the Board and Chief Executive Officer from April 1992 until August 1993, as Chairman of the Board, President and Chief Executive Officer from July 1991 until April 1992, and as Vice Chairman of the Board, President and Chief Executive Officer from September 1990 until July 1991. Mr. Brown served as President and Chief Executive Officer of Penn Central Industries Group from May 1985 until January 1990. Prior to joining Penn Central, Mr. Brown spent 15 years with ITT Corporation, serving as Corporate Vice President and Group Executive of the Defense Space Group and as President of the Defense Communications Division. Mr. Brown is also serving as a director of Farr Company, a producer and distributor of filters and filtration systems, and CalMat Co., a construction materials supplier and property development and management company. Mr. Brown is a member of the Strategic Planning and Marketing Committee of the Company's Board of Directors.

  Peter H. Dailey (66) has been a director (currently, Class II) of the Company since February 1990. Mr. Dailey is the Chairman and Chief Executive Officer of Memorex Telex N.V., the Chief Executive Officer of Memorex Telex Corporation and the Chairman of Enniskerry Financial, Ltd., a private investment company. In October 1996, Memorex Telex Corporation filed for reorganization under Chapter 11 of the United States Bankruptcy Code. Previously, Mr. Dailey was Vice Chairman, director and principal stockholder of the Interpublic Group of Companies, a holding company for advertising agencies. Mr. Dailey also is a director of Chicago Title and Trust Company, Jacobs Engineering Group, Inc., Sizzler International, and The Wirthlin Group. Mr. Dailey has served as Ambassador to Ireland and as Special Presidential Envoy to NATO countries for intermediate nuclear weapons negotiations. Mr. Dailey also served as a member of the eleven-member Presidential Advisory Committee on Arms Control and Disarmament. He was appointed by President Reagan and reaffirmed by President Bush in the same capacity. From 1985 to 1988, he served in the Central Intelligence Agency as Counselor to William Casey, Director of Central Intelligence. He also served as the principal media strategist in the election campaigns of President Nixon in 1972, President Reagan in 1980, and the primary campaign of President Ford in 1976. In 1984, he served as Senior Advisor to the re-election campaign of President Reagan. Prior to government service, he was a director of Walt Disney Productions and Cement Roadstone Corporation PLC of Ireland. Mr. Dailey is a member of the Audit and Nominating Committees of the Company's Board of Directors.

  James R. Mellor (66) has been a director (currently, Class II) of the Company since December 1996. Mr. Mellor is the Chairman and Chief Executive Officer of General Dynamics. He became President and Chief Operating Officer in 1991 and President and Chief Executive Officer in 1993, and was elected Chairman in 1994. Mr. Mellor has served at General Dynamics as a director since 1981. He also served as Executive Vice President--Commercial Systems and Corporate Planning from 1981 to 1982, then as Executive Vice President-- Corporate Planning and International until 1983, then as Executive Vice President for Marine, Business Systems and Corporate Planning until 1986, and then as Executive Vice President--Marine, Land Systems and International until 1991. Before joining General Dynamics, Mr. Mellor was President and Chief Operating Officer of AM International, Inc. and a director there since 1977. Prior to that he spent 18 years with Litton Industries in a variety of management and engineering positions. Mr. Mellor also serves as a director of U.S. Surgical Corporation, Bergen Brunswig Corporation, the Kerr Group and Computer Sciences Corporation. As of February 1997, Mr. Mellor is a member of the Compensation Committee of the Board of Directors.

  Gerald D. Murphy (69) has been a director (currently, Class I) of the Company or of its predecessor corporation since 1975. Mr. Murphy is Chairman of the Board and Chief Executive Officer of ERLY Industries, Inc. (formerly Early California Industries), a publicly-held company that owns Comet Rice, Inc., Sierra Wine Company and Chemonics Industries, Inc. Mr. Murphy is also Chairman of the Board of Directors of American Rice, Inc. and has served as a director for Sizzler, Inc., Wynn's International, Inc. and Leisure Technology, Inc. Mr. Murphy was a member of the Compensation Committee of the Company's Board of Directors throughout 1996 and through February 1997, after which he became a member of the Audit Committee instead.

  J. Kevin Murphy (70) has been a director (currently, Class I) of the Company since October 1990. Mr. Murphy is currently a business consultant to various companies. He serves as a director of Health Systems International, Inc. and as a member of the Board of Trustees of St. Mary College in Leavenworth, Kansas. He served as Vice Chairman and a director of Qual-Med, Inc. from 1990 to February 1994. Mr. Murphy was President of 655 Associates, Inc., a crisis management and management consulting firm from 1985 to 1991. He is a past president of Purolator Courier Corporation and Trailways, Inc. Mr. Murphy is Chairman of the Strategic Planning and Marketing Committee and a member of the Compensation Committee of the Company's Board of Directors.

  William H. Webster (73) has been a director (currently, Class I) of the Company since August 1992 and a partner of the law firm of Milbank, Tweed, Hadley & McCloy since September 1991. Judge Webster is a director of Anheuser-Busch Companies, Inc., Maritz, Inc., TLC Beatrice International Holdings, Inc. and Next WAVE Telecom, Inc. From May 1987 to September 1991, he served as the Director of Central Intelligence and directed the Central Intelligence Agency. From February 1978 to May 1987, Judge Webster served as the Director of the Federal Bureau of Investigation. In 1970, Judge Webster was appointed a Judge of the United States District Court for the Eastern District of Missouri, and in 1973 was elevated to the United States Court of Appeals for the Eighth Circuit. Judge Webster is a member of the Audit and Nominating Committees of the Company's Board of Directors.

CORPORATE GOVERNANCE

  The Board of Directors, which held a total of six meetings in 1996, is currently composed of nine members. If all the nominees are elected by the stockholders at the Annual Meeting, the composition of the Board will be seven directors whose principal occupation or employment is and has been outside the Company, one director who is currently an executive officer of the Company and one director who is a past President and Chief Executive Officer of the Company.

  In addition to membership on the Board, every director served on one or more of four Committees of the Board in 1996, except for James R. Mellor, who joined the Board in December 1996. The directors spend a considerable amount of time preparing for Board and Committee meetings and, in addition, are called upon for their counsel between meeting dates. In 1996, each director attended at least 75% of the total of the meetings of the Board and the Committees of which he was a member, except Mr. Dailey, who attended 60% of such meetings.

  As permitted under Delaware Law and the Certificate of Incorporation and By-Laws of the Company, the Board of Directors has established and delegated certain authority and responsibility to four standing committees: the Audit Committee; the Compensation Committee; the Nominating Committee; and the Strategic Planning and Marketing Committee. The Board annually reviews the authority and responsibility delegated to each Committee at the organizational meeting of the full Board immediately following the annual meeting of the Company's stockholders. The table below shows current Committee membership. An asterisk denotes Chairman of the Committee.

       AUDIT         COMPENSATION                         STRATEGIC PLANNING AND
     COMMITTEE         COMMITTEE     NOMINATING COMMITTEE  MARKETING COMMITTEE
  ---------------   ---------------  -------------------- ----------------------
 Peter H. Dailey     John A. Gavin*   Peter H. Dailey        Denis R. Brown
 Gerald D. Murphy    James R. Mellor  John A. Gavin          John A. Gavin
 Robert H. Smith*    J. Kevin Murphy  Thomas W. Wathen*      J. Kevin Murphy*
 William H. Webster  Robert H. Smith  William H. Webster     Thomas W. Wathen


  The principal responsibilities of the Audit Committee include the review of all financial statements and notes thereto contained in public filings and releases, matters pertaining to the selection, compensation, independence and examination of the Company by its independent accountants, internal accounting controls and procedures, including the performance of the Company's Internal Audit Department and the capital uses and needs of the Company. The Audit Committee held five meetings during 1996.

  The annual and long-term compensation of the Company's Named Officers (as defined hereinafter) and Corporate Vice Presidents is determined by the Compensation Committee. The Committee also has oversight of the incentive compensation plans and benefit programs for the Company's officers, administers the Company's stock incentive plans, and with a member of management administers the Company's Supplemental Retirement Income Plan (the "SRIP"). The Committee is comprised entirely of outside, independent directors. The Committee also has responsibility for management development and succession programs. The Compensation Committee met six times during 1996.

  The Nominating Committee identifies, examines and recommends to the full Board those candidates it believes possess the professional expertise and demonstrated excellence and integrity to be nominated as directors to fill vacancies on the Board, newly created directorships and expired terms of directors. The Nominating Committee would also review any nomination for the Board made by a stockholder. Under the Company's By-Laws, a stockholder may nominate a person for election to the Board by sending the Corporate

Secretary written notice 50 to 75 days in advance of the annual meeting, or within ten days following the public disclosure or notice to stockholders of the annual meeting if such disclosure or notice is less than 60 days in advance of the meeting. The stockholder's notice must include certain information prescribed by the By-Laws to be valid. The Committee also makes recommendations to the Board regarding its committees and their membership (other than the Committee's own membership) and chairmanship (except the Compensation Committee elects its own chairman). The Nominating Committee met twice during 1996.

  The Strategic Planning and Marketing Committee oversees the development and implementation of the Company's ongoing five-year strategic plans and reviews and discusses with management significant developments within the sales and marketing area. The Committee reviews Company achievement of strategic objectives and compares actual performance to plan and examines potential strategic alliances for the Company through joint ventures, business combinations and similar means. The Strategic Planning and Marketing Committee held four meetings in 1996.

DIRECTORS' COMPENSATION

  Non-employee directors receive a quarterly fee of $5,500, plus a quarterly fee of $750 for each Committee chairmanship they hold. Non-employee directors also receive $1,000 per Board meeting attended (in person or by telephone) and, for Board Committee members, per Committee meeting attended (in person or by telephone). In addition, the Company reimburses directors for all reasonable travel and lodging expenses incurred in connection with attending meetings. The Company also provides a supplemental health care program and business travel accident insurance for the benefit of its senior executives and its outside directors.

  The 1995 Pinkerton Performance and Equity Incentive Plan (the "Performance Plan") provides that, commencing with the 1995 annual meeting of stockholders of the Company, on the day of each annual meeting of stockholders during the term of the plan, each Director who is not an employee of the Company (a "Non-Employee Director") shall be granted a non-qualified stock option to purchase 3,000 shares of Common Stock, provided that the Non-Employee Director continues in office after said annual meeting. Each such stock option will have a term of ten years and will not be exercisable until such Non-Employee Director has completed one full year of service as a Non-Employee Director with the Company after the date on which the option was granted. The price per share of Common Stock to be paid by the Non-Employee Director will equal the fair market value of one share of Common Stock on the date the stock option is granted and the purchase price of the shares of Common Stock as to which such an option is exercised must be paid only in cash. Each director other than Mr. Brown and Mr. Mellor was granted such a stock option on April 26, 1996.

  The Performance Plan also provides that each Non-Employee Director may elect to receive any or all of his or her annual retainer as a director in the form of Common Stock. The election must be in writing and must be delivered to the Corporate Secretary of the Company at least six months and one business day before the services are rendered giving rise to such compensation. The total number of shares of Common Stock granted to a Non-Employee Director who elects to forego fees will be determined by dividing the amount of the deferral by the fair market value on the last business day of the quarter in which such fees would have been paid in the absence of an election.

  In connection with Mr. Wathen's retirement as the Company's President and Chief Executive Officer in April 1994, the Company and Mr. Wathen entered into a personal services agreement that initially continues through the annual meeting of stockholders to be held in the year 2000, and shall be extended at that time automatically through April 20, 2004 unless the Board of Directors unanimously resolves not to extend the agreement. The agreement also provides for termination upon Mr. Wathen's resignation, death or disability or by the Company with or without cause. The agreement provides for the payment to Mr. Wathen of $100,000 per year for service in his capacity as Chairman of the Board (reduced by any director's fees otherwise payable to him by the Company) and at least $200,000 per year for services as a consultant to the Company. Mr. Wathen is also eligible to receive annual cash bonuses in the discretion of the Board of Directors and to participate, to the same extent as other non-employee members of the Board, in any stock option awards to directors. The personal services agreement also entitles Mr. Wathen to use a Company owned or financed automobile, to use Company office space and support staff, to receive certain specified term life and medical insurance coverage, to obtain reimbursement for reasonable business expenses incurred while on Company business and, in the discretion of the Board of Directors, to participate in other Company benefit programs maintained from time to time. The personal services agreement calls for the payment to Mr. Wathen of an annual retirement benefit payable in monthly installments of $25,000 for life (provided that, if Mr. Wathen should die before a total of 180 monthly payments shall have been made, the balance of such 180 payments shall continue to be paid to Mr. Wathen's designated beneficiary) and, to the extent practicable, must be made under and in accordance with the terms of the SRIP. Unless the personal services agreement is terminated by the Company for certain specified causes, Mr. Wathen will continue to receive such retirement benefits. Under the personal services agreement, Mr. Wathen has demand and "piggy-back" registration rights with respect to his holdings of Common Stock.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth the annual and long-term compensation for services in all capacities to the Company for the three fiscal years ended December 27, 1996, December 29, 1995 and December 30, 1994 of the Chief Executive Officer, and each of the other four most highly compensated executive officers (the "Named Officers").

                                                                     LONG-TERM
                                                                    COMPENSATION
                                          ANNUAL COMPENSATION          AWARDS
                                   -------------------------------  ------------
                                                      OTHER ANNUAL   SECURITIES    ALL OTHER
   NAME AND PRINCIPAL               SALARY    BONUS   COMPENSATION   UNDERLYING   COMPENSATION
        POSITION            YEAR     ($)       ($)       ($)(1)      OPTIONS(#)      ($)(2)
   ------------------       ----   -------   -------  ------------  ------------  ------------
Denis R. Brown*.........    1996   613,750   625,000        717        45,000        36,511
 President and CEO          1995   566,826   283,250        603           --         30,022
                            1994   376,534   188,267    106,177       285,000        64,687

C. Michael Carter*......    1996   266,964   189,700        189        20,000         4,322
 Executive Vice Presi-      1995   250,000    91,875     53,491           --         29,653
  dent, General Counsel     1994    63,462    22,212     12,412        45,000           624
  and Corporate
  Secretary

James P. McCloskey*.....    1996   266,158   189,000        183        20,000        11,826
 Executive Vice Presi-      1995   250,000    92,969     44,950           --         32,459
  dent and Chief            1994    56,731    19,856        426        45,000           468
  Financial Officer

Don W. Walker...........    1996   307,303   214,988        133        20,000         1,590
 Executive Vice Presi-      1995   274,997    93,844     26,590           --          4,116
  dent, North American      1994   214,480    15,000      4,155        45,000        25,714
  Operations

Michael A. Stugrin**....    1996   143,077    66,156         19         3,000           708
 Corporate Vice Presi-      1995    80,481    34,706      5,169           --            464
  dent, Strategic
  Planning and Marketing

--------
*   Amounts shown for 1994 are for employment during part of 1994.
** Not an executive officer prior to 1995. Amounts shown for 1995 are for employment during part of 1995.
(1) The amounts shown represent reimbursement of personal income taxes payable by such executive officer as a result of certain expenses paid and certain benefits provided by the Company to such executive officer.
(2) The amounts shown for 1996 represent payments made under the Company's executive medical expense reimbursement plan and, for Mr. Brown, $23,891 of premiums for disability insurance and $9,110 of premiums for supplemental life insurance.

STOCK OPTIONS

  The following tables contain information relating to grants of stock options under the 1995 Pinkerton Performance and Equity Incentive Plan during fiscal 1996 to the Named Officers and the value at year end of options held by the Named Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                         INDIVIDUAL GRANTS
                         -------------------------------------------------
                                                                           POTENTIAL REALIZABLE VALUE AT
                         NUMBER OF   % OF TOTAL                               ASSUMED ANNUAL RATES OF
                           SHARES     OPTIONS                                STOCK PRICE APPRECIATION
                         UNDERLYING  GRANTED TO                                 FOR OPTION TERM(2)
                          OPTIONS   EMPLOYEES IN EXERCISE PRICE EXPIRATION -----------------------------
  NAME                   GRANTED(1) FISCAL YEAR    ($/SHARE)       DATE        5%($)         10%($)
  ----                   ---------- ------------ -------------- ---------- ------------- ---------------
Denis R. Brown..........   45,000       20.5         18.50       2/15/06         523,555       1,326,790
C. Michael Carter.......   20,000        9.1         18.50       2/15/06         232,691         589,685
James P. McCloskey......   20,000        9.1         18.50       2/15/06         232,691         589,685
Don W. Walker...........   20,000        9.1         18.50       2/15/06         232,691         589,685
Michael A. Stugrin......    3,000        1.4         18.50       2/15/06          34,904          88,453

--------
(1) Options granted in 1996 vest over four years in equal installments.
(2) Calculated as a projected stock price, less the exercise price. The projected stock price is calculated assuming that the stock price at the date of grant appreciates at the indicated rate, compounded annually, over the term of the option.

                      OPTION VALUES AT DECEMBER 27, 1996

                                                 NUMBER
                                               OF SHARES            VALUE
                                               UNDERLYING      OF UNEXERCISED
                                              UNEXERCISED       IN-THE-MONEY
                                               OPTIONS AT        OPTIONS AT
                                            DEC. 27, 1996(#)  DEC. 27, 1996($)
                                              EXERCISABLE/      EXERCISABLE/
        NAME                                 UNEXERCISABLE    UNEXERCISABLE(1)
        ----                                ---------------- -------------------
      Denis R. Brown....................... 133,750/196,250  1,079,375/1,468,125
      C. Michael Carter....................  15,750/49,250     143,625/376,375
      James P. McCloskey...................  15,750/49,250     122,625/344,875
      Don W. Walker........................  21,750/53,250     121,125/353,875
      Michael A. Stugrin...................       0/3,000            0/19,500

--------
(1) Computed based upon the difference between aggregate fair market value and aggregate exercise price. The closing market price of the Common Stock on December 27, 1996 was $25.00.

RETIREMENT PLAN

  The Company maintains a Supplemental Retirement Income Plan (the "SRIP"), which was substantially modified as of May 1, 1994 to simplify its terms and benefit formulas. The SRIP establishes two retirement benefit levels: (i) a benefit at age 62 of 3.5% of final five-year average compensation for each full year of participation, up to a maximum of 52.5% (the "Level 1 Benefit"); and (ii) a benefit at age 62 of 2% of final five-year average compensation for each full year of participation, up to a maximum of 40% (the "Level 2 Benefit"). The Level 1 Benefit applies to certain participants, generally executive officers, including the Named

Officers, and the Level 2 Benefit applies to all other participants. An employee must be recommended by the SRIP's administrative committee and approved by the Board of Directors in order to participate in the SRIP. The plan is not a qualified retirement plan under Section 401 of the Internal Revenue Code.

  Vesting of benefits under the SRIP normally occurs when a participant has five years of SRIP participation. A participant's vested benefit under the previous version of the SRIP as of April 30, 1994 (his or her "grandfathered benefit") will not be reduced because of changes to the SRIP. A SRIP participant with a grandfathered benefit will get the greater of the SRIP benefit or his or her grandfathered benefit. A participant will receive his or her full retirement benefit upon termination of employment after attaining age 62 or a reduced benefit upon termination of employment prior to age 62, but in no event less than the grandfathered benefit. Subject to certain benefit suspension provisions, a participant (or a participant's beneficiary) will receive his or her retirement benefit for life or 180 months, whichever is longer. Upon death prior to retirement, a participant's beneficiary will receive a monthly payment for 180 months.

  The following table shows the estimated annual Level 1 Benefit and Level 2 Benefit payable under the SRIP upon retirement at age 62 with representative compensation and years of service credited to the participant.

                     ESTIMATED ANNUAL RETIREMENT BENEFITS

                                            YEARS OF SERVICE
                      -------------------------------------------------------------
                           LEVEL 1 BENEFITS               LEVEL 2 BENEFITS
  FINAL FIVE YEAR     -------------------------- ----------------------------------
AVERAGE COMPENSATION     5        10      15*       5       10       15      20*
--------------------  -------- -------- -------- ------- -------- -------- --------
      $100,000        $ 17,500 $ 35,000 $ 52,500 $10,000 $ 20,000 $ 30,000 $ 40,000
       200,000          35,000   70,000  105,000  20,000   40,000   60,000   80,000
       300,000          52,500  105,000  157,500  30,000   60,000   90,000  120,000
       400,000          70,000  140,000  210,000  40,000   80,000  120,000  160,000
       500,000          87,500  175,000  262,500  50,000  100,000  150,000  200,000
       600,000         105,000  210,000  315,000  60,000  120,000  180,000  240,000
       700,000         122,500  245,000  367,500  70,000  140,000  210,000  280,000
       800,000         140,000  280,000  420,000  80,000  160,000  240,000  320,000

--------
* Amounts represent maximum benefit possible for applicable level of benefit and compensation.

  The annual compensation used in the benefits calculation includes the amounts earned as salary and bonus as shown above in the Summary Compensation Table. Messrs. Brown, Carter, McCloskey, Walker and Stugrin are participants in the SRIP and have two, two, two, five and one credited years of service for purposes of the SRIP, respectively. However, the benefits of Messrs. Brown, Carter, McCloskey and Walker are governed by amendments to the SRIP described below. Retirement benefits are computed without regard to the withholding of Social Security and related taxes.

  During fiscal 1993, the SRIP was amended to provide that Mr. Wathen's retirement benefit shall be $25,000 per month for life, as described above under "Directors' Compensation."

  During fiscal 1994, the SRIP was amended to provide that: (i) Mr. Brown's retirement benefit under the SRIP will be 52.5% of his "final average monthly compensation" as defined in his employment agreement described below under "Agreements with Certain Officers," and that his benefit will vest, so long as he remains an employee of the Company: 20%, 46.667%, 73.334% and 100% on April 19, 1999, August 7, 1999, August 7, 2000 and August 7, 2001, respectively, and
(ii) with respect to Mr. Carter and Mr. McCloskey, following

September 27, 1999 and October 4, 1999, respectively, their annual benefit accrual rate under the SRIP will be 6.3% and 10.35%, respectively. The amendment results in Messrs. Brown, Carter and McCloskey attaining the 52.5% maximum Level 1 Benefit at age 62.

  During fiscal 1996, the SRIP was amended to provide that Mr. Walker's annual benefit accrual rate under the SRIP will be 5.25% in 1997 and 4.375% thereafter. This amendment results in Mr. Walker attaining the 52.5% maximum Level 1 Benefit at age 62.

  The SRIP has no plan assets. The Company has purchased life insurance policies on the lives of certain individual executives as an investment that it may use to provide pre-retirement death benefits and retirement benefits.

EMPLOYMENT AGREEMENTS WITH CERTAIN OFFICERS

  The Company has an employment agreement with Mr. Brown that continues until August 7, 2001 and is automatically renewed annually thereafter until terminated by Mr. Brown or the Company or until the annual meeting of stockholders to be held in the year 2005. The Company will pay Mr. Brown a base salary of $550,000 per annum, subject to increase from time to time in the discretion of the Board of Directors. The agreement also provides that Mr. Brown will have a target annual incentive bonus of 50% of base salary tied to the achievement of certain Company financial and operational performance objectives established annually by the Board at the outset of each fiscal year; and that Mr. Brown's actual annual incentive bonus will decrease or increase, up to a maximum percentage of base salary, depending on the Company's actual performance compared to such objectives, in accordance with formulas provided in the agreement. The Company and Mr. Brown amended the agreement to raise the maximum percentage of base salary achievable from 75% to 100%, effective for 1996 and thereafter. The amendment also provides that Mr. Brown's annual incentive bonus plan will continue for fiscal 1997 and thereafter only if approved by the stockholders.

  Mr. Carter's and Mr. McCloskey's employment agreements with the Company provide for a base salary of at least $250,000 per annum and a target annual incentive bonus equal to 35% of base salary, all of which are subject to annual review by the Board of Directors.

  The employment agreements of Mr. Brown, Mr. Carter and Mr. McCloskey provide that if such executive officer is terminated other than for death, disability, retirement, cause or within one year following a change in control, as defined in the agreements, the executive officer will receive a lump-sum cash payment equal to the executive's then current annual salary or, in the case of Mr. Brown, his then current annual salary multiplied by the greater of two or the number of years left from the term of his employment agreement. If the employment of such executive officer is terminated following a change in control, he will receive, subject to limitation by tax regulations in certain circumstances, a lump-sum cash payment equal to two times (or in the case of Mr. Brown, 2.99 times) the sum of the executive's then current annual salary plus the amount of his bonus for the most recently completed fiscal year (or in the case of Mr. Brown, the most recently completed fiscal year for which a bonus was earned). In 1995, the Board approved a Severance Plan for Executive Vice Presidents that applies to Executive Vice Presidents that do not have other severance arrangements with the Company and that are designated by the Compensation Committee as entitled to the benefits of the plan. The benefits provided by the plan are substantially the same as those described above for Messrs. Carter and McCloskey. Mr. Walker is the only executive officer designated as entitled to the benefits of the plan.

  In October 1995, the Board also approved a Severance Plan for Corporate Vice Presidents that applies to Corporate Vice Presidents that do not have other severance arrangements with the Company and that are designated by the Compensation Committee as entitled to the benefits of the plan. The plan provides that if such executive officer is terminated involuntarily other than for "cause", as such term is defined in the plan, the executive officer will receive severance compensation, payable in installments, equivalent to the continuation of the officer's monthly base salary in effect on the termination date for six months thereafter; and the Company will continue the officer's health plan benefits until the earlier of six months after termination or the officer becomes employed. Mr. Stugrin is one of the three Corporate Vice Presidents designated as entitled to the benefits of the plan.

                       REPORT ON EXECUTIVE COMPENSATION
                         BY THE COMPENSATION COMMITTEE

  The Company's Compensation Committee was established in 1988 and is comprised entirely of independent outside members of the Company's Board of Directors. The Committee reviews and approves each element of the executive compensation program and assesses the overall effectiveness and competitiveness of the program. In addition, the Committee administers the key provisions of the executive compensation program according to the objectives of the base salary program, annual incentive plan and long-term incentive plan, and administers the Company's stock incentive plans. The Compensation Committee also reviews with the Board in detail all aspects of compensation for the Chief Executive Officer.

  The Company has retained the services of Towers Perrin, a compensation consulting firm, to assist the Company and the Committee in the review of the compensation program and the performance of the Committee's other duties.

  The remainder of this report consists of a statement about the Company's executive compensation philosophy, a description of the key provisions of the Company's executive compensation program and a specific discussion relating to the compensation of the Company's President and Chief Executive Officer, Denis
R. Brown.

  Any concerns of stockholders regarding executive compensation should be addressed to the Company's Corporate Secretary.

COMPENSATION PHILOSOPHY

  The goals of the executive compensation program are to enable the Company to attract, motivate and retain the executive talent needed to support, implement and reinforce the Company's strategic and business plans and to maximize the returns to its stockholders.

  The philosophy of the Company is to provide a compensation program that is designed to reward achievement of the Company's goals and to provide total compensation opportunities that are competitive when compared with those of similar-size companies in service industries.

KEY PROVISIONS OF THE EXECUTIVE COMPENSATION PROGRAM

  Base salaries. Base salaries are targeted at the 50th percentile for comparable positions at similar-size companies. To make this comparison, the Company refers to broad compensation surveys of the service industry and general compensation surveys. In determining salaries and future increases, the Company also considers factors such as individual performance, departmental performance, current responsibilities and any changes therein, individual salary history and inflation. The Company believes that its current base salaries are generally consistent with its base salary objectives.

  Annual incentive plan. The principal objective of the annual incentive plan is to establish annual incentive targets that will bring the level of total annual cash compensation (i.e., base salary plus annual incentive award) to the 50th percentile for comparable positions at similar-size companies. The plan allows for performance above target that could bring the level of total annual cash compensation above this percentile. To make this comparison, the Company refers to the same companies and surveys that are used to assess base salaries. The Company believes that its current annual incentive targets are generally consistent with its annual incentive objectives.

  Each executive has a target bonus that is expressed as a percentage of base salary. The target bonuses of the Executive Vice Presidents and the Corporate Vice Presidents are 35% and 25% of annual base salary, respectively. Of the target bonus amount, 75% of such amount is based on Company performance and 25% is based on individual performance. To measure Company performance for fiscal 1996, the Committee established a net income goal as the sole performance criteria for executives. To measure individual performance, the Company and each employee establish specific, measurable objectives to achieve during the year, the accomplishment of which determines individual performance for bonus purposes. Achievement by the Company of 100% of its net income goal and achievement by the employee of 100% of his or her specific objectives would result in the employee receiving 100% of the target bonus amount for the employee.

  Depending on the Company's and the individual's actual performance, the actual bonus paid to the individual ranges from 0% to 200% of the individual's target bonus. Company performance below a certain minimum percentage of the net income goal would result in no bonus being paid with respect to the Company performance portion of an employee's target bonus. Above such minimum performance level, from 50% to 200% of the Company performance portion would be paid to an employee, depending on how the actual Company performance compares to the pre-established goal. If the Company has any net income, then from 0% to 200% of the individual performance portion would be paid to an employee, depending on how the employee's performance compares to his or her pre-established objectives and possible subjective considerations.

  The bonus for fiscal 1996 for each executive officer other than Mr. Brown was determined in accordance with the plan described above. Because the Company's actual net income significantly exceeded the pre-established net income goal for 1996, and because some executive officers achieved greater than 100% of their specific objectives, executive officers received more than 100% of their target bonuses for 1996. Mr. Brown's compensation is discussed in the final section of this report.

  Long-term incentive plan. The Company has maintained stock award plans, currently the 1995 Pinkerton Performance and Equity Incentive Plan (the "Stock Plan"), to offer opportunities for stock ownership that are competitive with those at similar-size companies and that promote the alignment of management and stockholder interests. The Committee established executive stock ownership guidelines whereby, within five years from guideline implementation, the Chief Executive Officer would possess Company stock with a market value equal to four times annual base salary, Executive Vice Presidents would possess Company stock with a market value equal to three times annual base salary, and Corporate Vice Presidents would possess Company stock with a market value equal to two times annual base salary. In 1994, consistent with these guidelines, the Committee approved a stock option grant schedule that establishes a range of annual option grants to be considered for each position eligible for options, with actual grants within such range to be determined on the basis of individual performance. When evaluating option grants, the Committee considers, among other factors, the effect of stock options on the Company's per share value. The Compensation Committee has requested that Towers Perrin recommend in 1997 revisions to the current guidelines in order to ensure their competitiveness and may act in 1997 upon appropriate recommendations.

  Internal Revenue Code Section 162(m). Internal Revenue Code Section 162(m) does not allow the Company to take a tax deduction for certain types of compensation in excess of $1,000,000 paid to a Named Officer. "Performance-based" compensation (as defined by Section 162(m)) is not subject to Section 162(m) limitations. The Company's current compensation levels would not allow any executive other than Mr. Brown, the President and Chief Executive Officer, to exceed $1,000,000 of compensation subject to the Section 162(m) limitations. Because the Company's actual net income in fiscal 1996 significantly exceeded the pre-established net income goal for 1996, Mr. Brown's bonus for 1996 resulted in Mr. Brown receiving more than $1,000,000 of compensation subject to the Section 162(m) limitations. If the stockholders approve the annual incentive compensation plan for the President and Chief Executive Officer of the Company, then Mr. Brown's future bonuses should not count towards the $1,000,000 limit because they would be "performance-based" compensation, and his salary and other (non-bonus) compensation subject to the
Section 162(m) limitations should not exceed $1,000,000.

  The Company will consider the impact of Section 162(m) in making compensation decisions for executive officers, but the Company cannot make assurances that it will not pay compensation for which it cannot take a tax deduction. The Stock Plan and the annual incentive compensation plan for the President and Chief Executive Officer have been designed to constitute "performance-based" compensation. However, due to ambiguities in Section 162(m) and uncertainties regarding its interpretation, no assurances can be given that compensation intended to be "performance-based" compensation will in fact be deductible if it should, together with any other compensation paid to any Named Officer, exceed $1,000,000.

CEO COMPENSATION

  Based on the Company's evaluation of Mr. Brown's performance in 1995, the Board increased Mr. Brown's salary for 1996 to $625,000 starting in March 1996. Such performance evaluation was based on Mr. Brown's achievement in 1995 of pre-established objectives and subjective considerations.

  For 1996, Mr. Brown's employment agreement provided a bonus plan that is very similar to the Company's annual incentive plan described above. Under Mr. Brown's bonus plan, his target bonus is 50% of annual base salary and is based entirely on Company performance. Company performance for purposes of Mr. Brown's bonus was measured using, as the sole performance criteria, the same net income goal established for the Company's annual incentive plan. Achievement by the Company of 100% of its net income goal would result in Mr. Brown receiving his target bonus of 50% of salary. As long as Company performance exceeded a certain percentage of the net income goal, then from 25% to 100% of Mr. Brown's annual base salary would be earned as his bonus, depending on how the actual Company performance compared to the pre-established goal. For 1996, Mr. Brown received under this plan a bonus of $625,000, or 100% of annual base salary, since the Company significantly exceeded the pre-established net income goal.

  Mr. Brown participates in the Stock Plan. In 1996 he was granted options to purchase 45,000 shares of Common Stock of the Company in accordance with the stock option grant schedule described above in "Long-term incentive plan" and based on his performance evaluation for 1995.

Compensation Committee in 1996

  John A. Gavin, Chairman

  Gerald D. Murphy

  J. Kevin Murphy

  Robert H. Smith

                               PERFORMANCE GRAPH

  The following graph illustrates the performance of the cumulative total return to the holders of the Common Stock in comparison to the cumulative total return (assuming dividend reinvestment) of companies on the Standard and Poor's 500 Stock Index and the Standard and Poor's Services
(Commercial/Consumer) Index.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                 AMONG PINKERTON'S, INC., THE S & P 500 INDEX
              AND THE S & P SERVICES (COMMERCIAL/CONSUMER) INDEX

                             [GRAPH APPEARS HERE]

      * ASSUMING $100 INVESTED IN STOCK
        OR INDEX ON DECEMBER 31, 1991,
        REINVESTMENT OF DIVIDENDS, AND
        FISCAL YEAR ENDING DECEMBER 31.


                                    LEGEND



        Index Description       12/91 12/92 12/93 12/94 12/95 12/96
        -----------------       ----- ----- ----- ----- ----- -----
        PINKERTON'S, INC.        100    65    61    61    61    79

        S&P 500 Stocks           100   108   118   120   165   203

        S&P Services
        (Commercial/Consumer)    100    99    96    88   119   123

        NOTE: Last trading day of the month is used.

        PROPOSAL 2--APPROVAL OF THE ANNUAL INCENTIVE COMPENSATION PLAN
                 FOR THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

  The Company's Board of Directors and Denis R. Brown, the President and Chief Executive Officer of the Company, have amended Mr. Brown's employment agreement to provide that Mr. Brown's annual incentive bonus plan as described in the agreement (the "CEO Annual Incentive Plan") will continue for fiscal 1997 and thereafter only if approved by the stockholders. The CEO Annual Incentive Plan is intended to qualify as "performance-based" compensation under Internal Revenue Code Section 162(m) so that any compensation paid under the plan would be fully deductible regardless of the amount of other compensation paid to Mr. Brown for the applicable fiscal year.

  The CEO Annual Incentive Plan is intended to promote and advance the interests of the Company and its stockholders by providing the President and Chief Executive Officer with an annual incentive target that is comparable to similar-size companies, that rewards managerial performance and that strengthens the mutuality of interests between the President and Chief Executive Officer and the Company's stockholders by using performance criteria designed to promote the achievement of important corporate goals.

  The CEO Annual Incentive Plan provides that the Compensation Committee of the Board of Directors will establish in advance of each fiscal year one or more corporate goals that relate to the Company's financial and operational performance. The achievement of 100% of the goals in the fiscal year would result in Mr. Brown receiving his full target bonus of 50% of his annual base salary. A lesser or greater amount than the target bonus may be earned depending on how the actual performance of the Company compares to the pre-established goals, according to the formulas provided in the plan, up to a maximum bonus of 100% of salary. Because this maximum is expressed as a percentage of salary, the actual maximum dollar amount that could be paid will change year to year as Mr. Brown's salary changes. Therefore, the plan also provides that in any event the maximum dollar amount payable to Mr. Brown under the plan for a fiscal year will not exceed $1,250,000.

  The corporate goals to be used by the Compensation Committee for the CEO Annual Incentive Plan shall be any measurable goal relating to the Company's financial or operational performance, including without limitation: any measure of earnings (including earnings before interest, taxes and amortization), any measure of income (such as net income, income before taxes, operating income or net operating income), any measure of profit (such as gross profit, operating profit or net operating profit), revenue, any measure of return (such as return on equity, return on capital, return on assets, or return on net assets), cash flow, market share, any balance sheet or statement of operations item, or any operational goal (such as employee retention, client retention or overtime expense). Such corporate goals may be established on a per-share basis, for the Company on an individual or consolidated basis, or for a particular region, subsidiary, division or service. For any fiscal year, one or more corporate goals may be established for the CEO Annual Incentive Plan, in any combination and with any alternative goals that the Compensation Committee considers appropriate.

VOTE REQUIRED

  Approval of the CEO Annual Incentive Plan for Mr. Brown requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THIS PROPOSAL AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THIS PROPOSAL UNLESS A VOTE AGAINST THE PROPOSAL OR AN ABSTENTION IS SPECIFICALLY INDICATED.

         PROPOSAL 3--RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors has selected, on the advice of its Audit Committee, the independent accounting firm of KPMG Peat Marwick LLP to serve as its auditors for the fiscal year ending December 26, 1997. KPMG Peat Marwick LLP has served as the Company's independent auditors since 1983.

  One or more representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions during the Annual Meeting.

  Ratification of the selection of KPMG Peat Marwick LLP requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THIS PROPOSAL AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THIS PROPOSAL UNLESS A VOTE AGAINST THE PROPOSAL OR AN ABSTENTION IS SPECIFICALLY INDICATED.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Each director, officer and other designated employee of the Company who is subject to Section 16 of the Securities Exchange Act of 1934, and each other person who owns beneficially more than 10% of the Common Stock, is required by
Section 16(a) of that Act to report to the Securities and Exchange Commission by a specified date his or her ownership of and transactions in the Common Stock. Copies of such reports on Forms 3, 4 and 5 must also be provided to the Company. Based on the Company's review of the copies of such forms and amendments thereto it has received and written representations from certain reporting persons that they were not required to file Forms 5 for fiscal 1996, the Company believes that all such forms were filed on a timely basis during fiscal 1996.

                                OTHER BUSINESS

  As of the date of this Proxy Statement, the Board of Directors is not aware of any matters that are to be presented for action at the Annual Meeting other than those set forth herein. Should any other matter requiring a vote of the stockholders come before the Annual Meeting, or any adjournment thereof, the proxy holders named in the enclosed form of proxy will vote the shares represented thereby in accordance with their best judgment and discretion.

                                 ANNUAL REPORT

  Any stockholder, upon request, may obtain without charge, a copy of the Company's Annual Report on Form 10-K, without exhibits, as filed with the Securities and Exchange Commission. The Company will also furnish to any stockholder, upon request, a copy of any exhibit to the Company's Annual Report on Form 10-K, upon the payment of a fee representing the Company's actual cost of reproduction and handling. Requests should be in writing and directed to Pinkerton's, Inc., 15910 Ventura Boulevard, Suite 900, Encino, California 91436-2810, Attention: Corporate Secretary.

                                          By Order of the Board of Directors

                                          /s/ C. Michael Carter

                                          C. Michael Carter
                                          Corporate Secretary

Encino, California
March 24, 1997

                               PINKERTON'S, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  FOR THE 1997 ANNUAL MEETING OF STOCKHOLDERS
                           THURSDAY, APRIL 24, 1997

        The undersigned stockholder of Pinkerton's, Inc., a Delaware corporation, hereby appoints Denis R. Brown, C. Michael Carter and James P. McCloskey, or any of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1997 Annual Meeting of Stockholders of Pinkerton's, Inc., to be held on April 24, 1997, at 2:00 p.m. local time, at the Westwood Marquis Hotel and Gardens, 930 Hilgard Avenue, Los Angeles, California, and at any adjournment thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO CONTRARY DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

        Proposals 1, 2 and 3 are made by Pinkerton's, Inc.

        The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, dated March 24, 1997.

(Continued, and to be dated and signed on the reverse side.)

                                              PINKERTON'S, INC.
                                              P.O. BOX 11212
                                              NEW YORK, N.Y. 10203-0212

1.  ELECTION OF THE FOLLOWING NOMINEES:

    FOR all nominees      WITHHOLD AUTHORITY to vote            *EXCEPTIONS [ ]
    listed below. [ ]     for all nominees listed below. [ ]

Nominees For Class III Directors: John A. Gavin, Robert H. Smith and Thomas W. Wathen
(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions
            --------------------------------------------------------------------

2. PROPOSAL TO APPROVE THE ANNUAL INCENTIVE COMPENSATION PLAN FOR THE PRESIDENT AND CHIEF EXECUTIVE OFFICER.

                     FOR [ ]    AGAINST [ ]    ABSTAIN [ ]

3. PROPOSAL TO RATIFY THE SELECTION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR 1997.

                     FOR [ ]    AGAINST [ ]    ABSTAIN [ ]

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE SUCH SHARES WITH RESPECT TO THE TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING

             Check here if you plan to [ ]       Address Change [ ]
             attend the meeting.                 and/or Comments

   NOTE: Signatures must correspond exactly with the name(s) shown on the attached label. Each joint owner should sign. Executors, administrators, trustees, guardians and other persons signing in a representative capacity should give full titles. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person. PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED REPLY ENVELOPE WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT. IF YOU DO ATTEND, YOU MAY VOTE IN PERSON IF YOU SO DESIRE.

   Dated:                             1997
          ---------------------------


   ---------------------------------------
         Signature of Stockholder


   ---------------------------------------
         Signature of Stockholder

Votes MUST be indicated (X) in Black or Blue Ink. [X]

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.